Exhibit 10.8

                       Law Offices of David E. Wise, P.C.

                                 Attorney at Law
                                  The Colonnade
                           9901 IH-10 West, Suite 800
                            San Antonio, Texas 78230

TELEPHONE:      (210) 558-2858
CELLULAR PHONE: (210) 323-6074
FACSIMILE:      (210) 579-1775
E-MAIL:         WiseLaw@gvtc.com

                                 October 4, 2011

Datamill Media Corp.
c/o Joel A. Young, President
4700 Hiatus Road, Suite 252
Sunrise, Florida 33351

Gentlemen:

     This letter will serve to confirm the engagement of the Law Offices of David E. Wise, P.C. ("Law Firm") by Datamill Media Corp. ("Company") as special counsel to provide federal securities advice to the Company. We are pleased to be able to be of service to the Company.

     In accordance with our recent discussions, we will provide the following services to the Company in exchange for (i) 5,000,000 shares of the Company's common stock, valued at $0.001 per share; and (ii) for a fixed annual cash fee of $60,000 ("Fixed Annual Fee"), payable $5,000 monthly beginning October 5, 2011: Preparation of all Securities Exchange Act of 1934 filings including the Company's Form 10-K, Form 10-Qs, Form 8-Ks, Form 3s, Form 4s and Form 5s and filings with the State of Nevada that become due in 2011-2012. In addition to the above filings, we will provide the Company with consulting services by telephone, facsimile and email, as well as the preparation and review of minor documents, and these services shall be covered by the above Fixed Annual Fee. In the event that we are asked to perform extraordinary legal services such as SEC registrations (excluding Form S-8 registrations which are included in the Fixed Annual Fee), merger and acquisition services and/or drafting of major contracts (referred to herein as "Additional Services"), then we will negotiate a flat fee for such Additional Services in advance and in writing as an addendum to this engagement letter.

     The principal purpose of the remainder of this letter is to outline our firm's billing practices with respect to the provision of Additional Services (as defined in the paragraph above). We always want our clients to understand and to feel comfortable asking questions about our billing statements. Accordingly, we encourage the Company to call if it has questions about this letter or statements which we send later.

     The Law Firm will only represent the Company with respect to those specific matters that it assigns to us. On those matters on which we represent the Company, we will perform legal services pursuant to the Company's specific requests. Our fees for Additional Services are based principally on hourly rates. However, in appropriate circumstances, we take into account other factors in determining fees. These other factors include the complexity of the work, the efficiency with which it is accomplished, extraordinary demands on our time arising from the nature of the work, the results we achieve and our relationship with the client. Typically, our services are charged based upon the number of hours expended by the attorney or paralegal at their hourly rates which are in effect during the month in which services are provided. Unless mutually agreed to in writing by the Company and the Law Firm, all fees will be based on hourly rates, as set forth in the following paragraph.

     I will be the attorney responsible for the Company's legal matters although. My rates generally range from $300 to $450 per hour. However, my hourly rate for the Company will be $300 per hour.

     It is our firm's standard practice to require the payment of retainers when we are engaged by clients. However, In this case, we do not feel that a retainer is necessary as long as the Fixed Annual Fee arrangement for the year beginning October 5, 2011 and ending October 4, 2012, is paid in accordance with the second paragraph of this engagement letter.

     In addition, we bill clients for certain expenses which we incur on behalf of clients. Those expenses may be "out-of-pocket" type expenses paid to third parties or internally incurred expenses with no mark-ups. Expenses include, for example, travel (e.g., hotel, airfare, cabs, meals), filing fees, messenger services, mailing and overnight delivery, transcripts and similar costs. We do not charge for long distance telephone charges, faxes or photocopying (unless we are required to make photocopies of documents in excess of 50 pages). We do not Edgarize documents internally and the cost of such Edgarization shall be contracted for and paid by the Company to the third-party Edgarizing service selected by the Company. We normally use the Company's Fedex, DHL or UPS account for courier deliveries and the Company should provide us with appropriate account numbers for such purposes.

     The Law Firm agrees to provide an invoice on a monthly basis enumerating the Additional Services provided and expenses incurred on the Company's behalf. Itemized statements will not be provided for the services which are performed on a "flat fee basis," if any. Our statements will be sent as promptly as possible after the end of a month for fees and expenses incurred during that month. Unless advised otherwise, we shall send statements to Mr. Brain via email. Payments are due within ten (10) days of receipt of the invoice. If an invoice has not been paid within 30 days of the bill date, the Law Firm will impose a ..83% per month simple interest charge on all balances which exceed 30 days. The fact that the Law Firm did not invoice the Company for interest on past due invoices during the prior contract year does not constitute a waiver of its right to do so for the current contract year. Our billing formats are flexible and we will make every effort to accommodate requests for specific billing information. Attached hereto is our invoice for the Annual Fixed Fee service in the amount of $60,000, reflecting the due dates for the monthly payments of

$5,000 each. We will not send future invoices for this Fix Annual Fee, so the Client should accrue 1/12 of the Fixed Annual Fee and remit payment on a monthly basis

     If these terms are satisfactory, please sign below, retain a copy of this letter for your files, and return an executed copy to me.

     In closing, we want again to encourage the Company at all times to feel comfortable calling us with any questions or problems regarding our handling of this engagement and to thank you for calling on us. We look forward to working with you.

Sincerely,

Law Offices of David E. Wise, P.C.


By: /s/ David E. Wise
    ---------------------------------
    David E. Wise

DEW/kh
Encl.

AGREED:  Datamill Media Corp.


By: /s/ Joel A. Young
    ---------------------------------
     Joel A. Young
ITS: President

DATE: October 5, 2011

                                       3